FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES THIRD QUARTER FISCAL 2015 RESULTS

          New York, New York (May 7, 2015) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its third fiscal quarter ended March 31, 2015.

THIRD QUARTER RESULTS

          Net sales for the fiscal quarter ended March 31, 2015, were $191.7 million. On an adjusted basis, net sales were $191.4 million, a decrease of 9.2% from the prior year, or 6.0% at constant foreign currency rates. The net loss per diluted share for the fiscal quarter ended March 31, 2015, was $1.18. On an adjusted basis, excluding non-recurring and other items, net loss per diluted share was $0.86. The Company's reported and adjusted results include $2.9 million (pre-tax) of currency transaction losses. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

          Net sales of the Company's Elizabeth Arden branded products increased by approximately 3% (10% at constant foreign currency rates) in the third fiscal quarter with growth across both the North America and International segments. Net sales of non-Elizabeth Arden branded fragrances decreased by 18% (17% at constant foreign currency rates) in the third fiscal quarter. By segment, North America segment net sales declined by 12% (11% at constant foreign currency rates) and International segment net sales decreased by 6% (an increase of 1% at constant currency rates). Sales of the International segment and the Elizabeth Arden brand reflect increased skin care sales, particularly in Asia as a result of a new distribution strategy and the impact of prior period proactive tightening of distribution globally. Declines in sales of non-Elizabeth Arden branded fragrances reflect lower sales of celebrity fragrances, which primarily impacted the Company's North American business, and a lower level of new fragrance innovation.

          E. Scott Beattie, Chairman, President and Chief Executive Officer, commented, "We are pleased with the recent growth of the Elizabeth Arden brand that we are seeing across both our international and North American businesses, giving us confidence as we head into the re-launch of the Elizabeth Arden brand marketing campaign this fall. Our balance sheet and cash flow metrics also continue to improve and remain ahead of plan, resulting in $41 million in operating cash flow through the first nine months of this fiscal year. Our performance improvement initiatives continue to drive down costs and improve efficiencies in our business. Indirect overhead savings anticipated from our 2014 Performance Improvement Plan remain on track through the third quarter, and we remain committed to achieving a total of $40 million to $50 million of annualized savings."

NINE MONTH RESULTS

          Net sales for the nine months ended March 31, 2015, were $795.6 million. On an adjusted basis, net sales were $810.6 million, a decrease of 16.7% from the prior year, or 15.6% at constant foreign currency rates. The net loss per diluted share for the nine months ended March 31, 2015, was $4.62.  On an adjusted basis, excluding non-recurring and other items, $43.8 million of non-cash asset impairment charges primarily associated with the celebrity fragrance licenses acquired from Give Back Brands in 2012 and a one-time non-cash accretion charge of $20.1 million related to the issuance of redeemable preferred stock, net loss per diluted share was $1.01. For the nine months ended March 31, 2015, the Company's reported and adjusted results include $7.5 million (pre-tax) of currency transaction losses. Non-recurring items include $28.9 million of returns, markdowns and other costs associated with the Company's 2014 Performance Improvement Plan. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

OUTLOOK

          The Company currently expects the following for the fourth quarter of fiscal 2015 as compared to the prior year period:

*	Net sales increases in the International segment versus the prior year period at constant currency rates with continued declines in celebrity fragrances impacting the North America segment;

*	Gross margin expansion due to better sales mix, lower discounts and realization of reduced supply chain and product costs;

*	Lower overall selling, general and administrative expenses, with some reinvestment of 2014 Performance Improvement Plan savings to drive future growth;

*	Improved EBITDA margins from gross margin expansion and lower selling, general and administrative expenses; and

*	For the full fiscal year, stronger cash flow from operations from improved working capital.

The Company will host a conference call today, May 7, 2015 at 9:30 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the Investor Relations section of the Corporate tab on the Company's web site at http://ir.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until June 7, 2015.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 120 countries. The Company's brand portfolio includes Elizabeth Arden skin care, color and fragrance products; its professional skin care line, Elizabeth Arden PRO; the celebrity fragrance brands of Justin Bieber, Mariah Carey, Nicki Minaj and Taylor Swift; the designer fragrance brands of Juicy Couture, John Varvatos and Wildfox Couture; and the heritage fragrance brands of Alfred Sung, Britney Spears, Curve, BCBGMAXAZRIA, Elizabeth Taylor, Geoffrey Beene, Giorgio Beverly Hills, Halston, Ed Hardy, Jennifer Aniston, Lucky Brand, Rocawear, PS Fine Cologne and White Shoulders.

Company Contact:	Marcey Becker Senior Vice President, Finance

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Nine Months Ended

	March 31,	March 31,	March 31,	March 31,
	2015	2014	2015	2014

Net Sales	$191,653	$210,841	$795,638	$972,587

Cost of Goods Sold:
Cost of Sales	110,058	119,205	460,146	538,115
Depreciation Related to Cost of Goods Sold	1,957	1,967	5,916	5,784

Total Cost of Goods Sold	112,015	121,172	466,062	543,899

Gross Profit	79,638	89,669	329,576	428,688
Gross Profit Percentage	41.6%	42.5%	41.4%	44.1%

Selling, General and Administrative Expenses	97,463	107,338	391,533	365,713
Depreciation and Amortization	9,547	11,286	31,055	33,122

Total Operating Expenses	107,010	118,624	422,588	398,835

Interest Expense, Net	7,055	6,605	22,523	18,371
Debt Extinguishment Charges	--	--	239	--

(Loss) Income Before Income Taxes	(34,427)	(35,560)	(115,774)	11,482
Provision for (benefit from) Income Taxes	500	(8,626)	1,557	2,172

Net (Loss) Income	(34,927)	(26,934)	(117,331)	9,310
Net Loss Attributable to Noncontrolling Interests	(481)	(491)	(1,396)	(897)

Net (Loss) Income Attributable to Elizabeth Arden Shareholders	(34,446)	(26,443)	(115,935)	10,207
Less: Accretion and Dividends on Preferred Stock	615	--	21,700	--

Net (Loss) Income Attributable to Elizabeth Arden Common Shareholders	$(35,061)	$(26,443)	$(137,635)	$10,207

As reported:
Net (Loss) Income Per Basic Share Attributable to Elizabeth Arden Common Shareholders	$(1.18)	$(0.89)	$(4.62)	$0.34

Net (Loss) Income Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(1.18)	$(0.89)	$(4.62)	$0.34

Basic Shares	29,812	29,697	29,801	29,664
Diluted Shares	29,812	29,697	29,801	30,173

EBITDA (a)	$(15,868)	$(15,702)	$(56,280)	$68,759
EBITDA margin (a)	(8.3)%	(7.4)%	(7.1)%	7.1%

Adjusted to exclude non-recurring and other costs, net of taxes:

Gross Profit	$79,642	$92,401	$349,421	$444,326
Gross Profit Percentage	41.6%	43.8%	43.1%	45.7%

Net (Loss) Income Attributable to Elizabeth Arden Common Shareholders	$(25,720)	$(24,854)	$(30,143)	$14,548

Net (Loss) Income Per Basic Share Attributable to Elizabeth Arden Common Shareholders	$(0.86)	$(0.84)	$(1.01)	$0.49

Net (Loss) Income Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(0.86)	$(0.84)	$(1.01)	$0.48

EBITDA (a)	$(15,732)	$(12,350)	$16,594	$72,197
EBITDA margin (a)	(8.2)%	(5.9)%	2.0%	7.4%

(a)    EBITDA is defined as net income attributable to Elizabeth Arden common shareholders plus the provision for income taxes (or net loss attributable to Elizabeth Arden common shareholders, less the benefit from income taxes) plus interest expense, plus depreciation and amortization, plus net income (or net loss) attributable to noncontrolling interest, plus accretion and dividends on preferred stock. EBITDA should not be considered as an alternative to income (loss) from operations or net income (loss) attributable to Elizabeth Arden common shareholders (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating activities (as determined in accordance with GAAP) as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization, preferred stock accretion or dividends or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted without giving effect to the Elizabeth Arden brand repositioning, the 2014 Performance Improvement Plan, and restructuring and other non-recurring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of the Elizabeth Arden brand repositioning, the 2014 Performance Improvement Plan, and restructuring and other non-recurring costs.

      The table below reconciles net (loss) income attributable to Elizabeth Arden common shareholders, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income (loss) attributable to Elizabeth Arden common shareholders or net income (loss) to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com).

(In thousands)	Three Months Ended		Nine Months Ended

	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014

Net (Loss) Income Attributable to Elizabeth Arden Arden Common Shareholders	$(35,061)	$(26,443)	$(137,635)	$10,207
Plus:
Provision for (benefit from) income taxes	500	(8,626)	1,557	2,172
Interest expense, net	7,055	6,605	22,523	18,371
Depreciation related to cost of goods sold	1,957	1,967	5,916	5,784
Depreciation and amortization	9,547	11,286	31,055	33,122
Net loss attributable to noncontrolling interest	(481)	(491)	(1,396)	(897)
Accretion and dividends on preferred stock	615	--	21,700	--

EBITDA	(15,868)	(15,702)	(56,280)	68,759
Non-recurring and other costs (1)	136	3,352	72,874	3,438

EBITDA as adjusted	$(15,732)	$(12,350)	$16,594	$72,197

(1) For details see the "Reconciliation of GAAP to Adjusted Amounts" tables below.

The table below reconciles net cash flow provided by (used in) operating activities, as determined in accordance with GAAP, to EBITDA:

(Amounts in thousands)	Nine Months Ended

	March 31, 2015	March 31, 2014

Net cash provided by (used in) operating activities	$40,590	$(35,062)
Changes in assets and liabilities, net of acquisitions	(73,207)	84,054
Interest expense, net	22,523	18,371
Amortization of senior note offering and credit facility costs	(1,200)	(1,079)
Amortization of senior note premium	599	127
Provision for income taxes	1,557	2,172
Deferred income taxes	51	4,727
Amortization of share-based awards	(4,028)	(4,551)
Asset impairments	(42,926)	--
Debt extinguishment charges	(239)	--

EBITDA	$(56,280)	$68,759

      The tables below reconcile from the amounts reported in accordance with GAAP to such amounts before giving effect to the Elizabeth Arden brand repositioning, the 2014 Performance Improvement Plan, and restructuring and other non-recurring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand our operating performance on a consistent basis without regard to the effect of the Elizabeth Arden brand repositioning, the 2014 Performance Improvement Plan, restructuring and non-recurring and other costs. The presentation in the table below of the non-GAAP information included in the "Adjusted" columns is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Adjusted Amounts
(In thousands, except percentages and per share data)

	Three Months Ended				Three Months Ended

	March 31, 2015				March 31, 2014

	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted

Net Sales	$191,653	$(289	)(a)	$191,364	$210,841	$--		$210,841
Cost of Goods Sold:
Cost of Sales	110,058	(293	)(b)	109,765	119,205	(2,732	)(e)	116,473
Depreciation Related to Cost of Goods Sold	1,957	--		1,957	1,967	--		1,987

Total Cost of Goods Sold	$112,015	$(293)		$111,722	$121,172	$(2,732)		$118,460

Gross Profit	79,638	4		79,642	89,669	2,732	(e)	92,401
Gross Profit Percentage	41.6%			41.6%	42.5%			43.8%

Selling, General and Administrative Expenses	97,463	(132	)(c)	97,331	107,338	(620	)(f)	106,718
Depreciation and Amortization	9,547	--		9,547	11,286	--		11,286

Total Operating Expenses	107,010	(132)		106,878	118,624	(620	)(f)	118,004
Interest Expense, Net	7,055	--		7,055	6,605	--		6,605
Debt Extinguishment Charges	--	--		--	--	--		--

(Loss) Income Before Income Taxes	(34,427)	136		(34,291)	(35,560)	3,352		(32,208)
Provision for (Benefit from) Income Taxes	500	(9,389	)(d)	(8,889)	(8,626)	1,763	(g)	(6,863)

Net (Loss) Income	(34,927)	9,525		(25,402)	(26,934)	1,589		(25,345)
Net Loss Attributable to Noncontrolling Interests	(481)	184		(297)	(491)	--		(491)

Net (Loss) Income Attributable to Elizabeth Arden Shareholders	(34,446)	9,341		(25,105)	(26,443)	1,589		(24,854)
Less: Accretion and Dividends on Preferred Stock	615	--		615	--	--		--

Net (Loss) Income Attributable to Elizabeth Arden Common Shareholders	$(35,061)	$9,341		$(25,720)	$(26,443)	$1,589		$(24,854)

EBITDA	$(15,868)	$136	(a)(b)(c)	$(15,732)	$(15,702)	$3,352	(e)(f)	$(12,350)

Net (Loss) Income Per Basic Share Attributable to Elizabeth Arden Common Shareholders	$(1.18)	$0.32		$(0.86)	$(0.89)	$0.05		$(0.84)

Net (Loss) Income Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(1.18)	$0.32		$(0.86)	$(0.89)	$0.05		$(0.84)

(a)   Includes $(0.3) million of adjustments for returns and markdowns previously recorded under our 2014 Performance Improvement Plan primarily due to changes to our customer and distribution arrangements.

(b) Includes $0.3 million (non-cash) of inventory write-downs under our 2014 Performance Improvement Plan due to discontinuation of certain products.
(c) Includes $0.2 million of severance, other employee-related expenses and related transition costs associated with the reduction in global headcount positions.

(d)   On a reported and adjusted basis, our effective tax rate was (1.5)% and 25.9%, respectively. The reported tax rate includes valuation allowances of $11.2 million against our U.S. and Canadian deferred tax assets recorded as a non-cash charge to income tax expense.

(e)   Includes $1.8 million of non-recurring product changeover costs related to the repositioning of the Elizabeth Arden brand and $0.9 million of transition costs incurred related to the elimination of certain sales and other staff positions in the fall of 2013.

(f) Includes $0.6 million of restructuring and related transition expenses primarily incurred with respect to the elimination of certain sales and other staff positions in the fall of 2013.
(g) On a reported and adjusted basis, our effective tax rate was 24.3% and 21.3%, respectively.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Adjusted Amounts
(In thousands, except percentages and per share data)

	Nine Months Ended				Nine Months Ended

	March 31, 2015				March 31, 2014

	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted

Net Sales	$795,638	$14,972	(a)	$810,610	$972,587	$--		$972,587
Cost of Goods Sold:
Cost of Sales	460,146	(4,873	)(b)	455,273	538,115	(15,638	)(g)	522,477
Depreciation Related to Cost of Goods Sold	5,916	--		5,916	5,784	--		5,784

Total Cost of Goods Sold	$466,062	$(4,873)		$461,189	$543,899	$(15,638)		$528,261

Gross Profit	329,576	19,845		349,421	428,688	15,638	(g)	444,326
Gross Profit Percentage	41.4%			43.1%	44.1%			45.7%

Selling, General and Administrative Expenses	391,533	(52,790	)(c)	338,743	365,713	12,200	(h)	377,913
Depreciation and Amortization	31,055	--		31,055	33,122	--		33,122

Total Operating Expenses	422,588	(52,790)		369,798	398,835	12,200	(h)	411,035

Interest Expense, Net	22,523	--		22,523	18,371	--		18,371
Debt Extinguishment Charges	239	(239	)(d)	--

(Loss) Income Before Income Taxes	(115,774)	72,874		(42,900)	11,482	3,438		14,920
Provision for (Benefit from) Income Taxes	1,557	(15,234	)(e)	(13,677)	2,172	(903	)(i)	1,269

Net (Loss) Income	(117,331)	(88,108)		(29,223)	9,310	4,341		13,651
Net Loss Attributable to Noncontrolling Interests	(1,396)	767		(629)	(897)	--		(897)

Net (Loss) Income Attributable to Elizabeth Arden Shareholders	(115,935)	87,341		(28,594)	10,207	4,341		14,548
Less: Accretion and Dividends on Preferred Stock	21,700	(20,151	)(f)	1,549	--	--		--

Net (Loss) Income Attributable to Elizabeth Arden Common Shareholders	$(137,635)	$107,492		$(30,143)	$10,207	$4,341		$14,548

EBITDA	$(56,280)	$72,874	(a)(b)(c)	$16,594	$68,759	$3,438	(g)(h)	$72,197

Net (Loss) Income Per Basic Share Attributable to Elizabeth Arden Common Shareholders	$(4.62)	$3.61		$(1.01)	$0.34	$0.15		$0.49

Net (Loss) Income Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(4.62)	$3.61		$(1.01)	$0.34	$0.14		$0.48

(a)   Includes $15.0 million of returns and markdowns under our 2014 Performance Improvement Plan primarily due to changes to our distribution strategy in China and other customer and distribution arrangements.

(b) Includes $4.9 million (non-cash) of inventory write-downs under our 2014 Performance Improvement Plan due to discontinuation of certain products.

(c)   Includes (i) $9.0 million in expenses under our 2014 Performance Improvement Plan primarily comprised of $4.5 million of customer and vendor contract termination costs, $4.4 million of severance, other employee-related expenses and related transition costs associated with the reduction in global headcount positions and $0.1 million in asset impairment charges, and (ii) $43.8 million (non-cash) in asset impairment charges primarily related to the write off of the celebrity fragrance licenses acquired from Give Back Brands and other costs.

(d) Represents $0.2 million (non-cash) of debt extinguishment costs resulting from the December 2014 amendment to our credit facility.

(e)   On a reported and adjusted basis, our effective tax rate was (1.3)% and 31.9%, respectively. The reported tax rate includes valuation allowances of $39.7 million against our U.S. and Canadian deferred tax assets recorded as a non-cash charge to income tax expense.

(f)   Includes a $20.1 million of accretion for the change in redemption value related to the issuance of preferred stock in August 2014. The full accretion was recognized immediately and recorded in the first quarter of fiscal 2015.

(g)   Includes $14.2 million of non-recurring product changeover costs related to the repositioning of the Elizabeth Arden brand and $1.4 million of transition costs incurred related to the elimination of certain sales and other staff positions in the fall of 2013.

(h)   Includes (i) a credit of $17.2 million (non-cash) for the complete reversal of the remaining balance of the contingent liability for potential payments to Give Back Brands based on our determination during the second quarter of fiscal 2014 that it was not probable that the performance targets related to the acquired celebrity fragrance licenses for fiscal years 2014 and 2015 would be met, (ii) $5.3 million of restructuring and related transition expenses primarily incurred with respect to the elimination of certain sales and other staff positions in the fall of 2013, and (iii) $1.1 million of non-recurring product changeover expenses related to the repositioning of the Elizabeth Arden brand.

(i) On a reported and adjusted basis, our effective tax rate was 18.9% and 8.5%, respectively.

SEGMENT NET SALES

          The table below is a comparative summary of our net sales by reportable segment for the three and nine months ended March 31, 2015 and 2014:
(In thousands)	Three Months Ended		% (Decrease)/Increase		Nine Months Ended		% Decrease

	March 31, 2015	March 31, 2014	GAAP	Constant Rates (1)	March 31, 2015	March 31, 2014	GAAP	Constant Rates (1)

Segment Net Sales
North America	$107,511	$121,877	(11.8)%	(10.9)%	$507,145	$616,183	(17.7)%	(17.3)%
International	83,853	88,964	(5.7)%	0.6%	303,465	356,404	(14.9)%	(12.7)%

Total	$191,364	$210,841	(9.2)%	(6.0)%	$810,610	$972,587	(16.7)%	(15.6)%

Reconciliation:
Segment Net Sales	$191,364	$210,841	--	--	$810,610	$972,587	--	--
Less:
Unallocated sales returns and markdowns (2)	(289)	--	--	--	14,972	--	--	--

Net Sales	$191,653	$210,841	(9.1)%	(5.9)%	$795,638	$972,587	(18.2)%	(17.1)%

PRODUCT CATEGORY NET SALES

          The table below is a comparative summary of our net sales by product category for the three and nine months ended March 31, 2015 and 2014:
(In thousands)	Three Months Ended		% Increase/(Decrease)		Nine Months Ended		% Decrease

	March 31, 2015	March 31, 2014	GAAP	Constant Rates (1)	March 31, 2015	March 31, 2014	GAAP	Constant Rates (1)

Product Category Net Sales
Elizabeth Arden Brand	$88,711	$85,857	3.3%	9.7%	$295,902	$348,539	(15.1)%	(12.8)%
Celebrity, Heritage, Designer and Other Fragrances	102,942	124,984	(17.6)%	(16.5)%	499,736	624,048	(19.9)%	(19.6)%

Total	$191,653	$210,841	(9.1)%	(5.9)%	$795,638	$972,587	(18.2)%	(17.1)%

          The table below is a comparative summary of our adjusted net sales by product category for the three and nine months ended March 31, 2015 and 2014:
(In thousands)	Three Months Ended		% Increase/(Decrease)		Nine Months Ended		% Decrease

	March 31, 2015	March 31, 2014	GAAP	Constant Rates (1)	March 31, 2015	March 31, 2014	GAAP	Constant Rates (1)

Product Category Net Sales
Elizabeth Arden Brand	$88,424	$85,857	3.0%	9.3%	$309,272	$348,539	(11.3)%	(9.0)%
Celebrity, Heritage, Designer and Other Fragrances	102,940	124,984	(17.6)%	(16.5)%	501,338	624,048	(19.7)%	(19.3)%

Total	$191,364	$210,841	(9.2)%	(6.0)%	$810,610	$972,587	(16.7)%	(15.6)%

(1)    Constant currency information compares results between periods assuming exchange rates had remained constant period-over-period and excludes gains and losses from foreign currency contracts in all periods. We calculate constant currency information by translating current-period results using prior-year GAAP foreign currency exchange rates. The gains and/or losses from foreign currency contracts were not material for all periods presented.

(2) Amounts for the three and nine months ended March 31, 2015, reflect returns and markdowns under our 2014 Performance Improvement Plan.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

(In thousands)	March 31, 2015	June 30, 2014	March 31, 2014

Cash	$91,817	$56,308	$54,096
Accounts Receivable, Net	131,436	160,806	207,990
Inventories	268,183	338,826	362,802
Property and Equipment, Net	107,249	116,806	112,445
Exclusive Brand Licenses, Trademarks and Intangibles, Net	227,180	275,004	285,276
Goodwill	31,067	31,607	31,607
Total Assets	922,133	1,061,653	1,157,954
Short-Term Debt	64,000	80,418	65,113
Current Liabilities	213,950	274,031	243,498
Long-Term Liabilities	413,448	411,080	384,666
Long-Term Debt	355,833	356,432	356,623
Redeemable Noncontrolling Interest	4,139	5,553	6,124
Redeemable Preferred Stock	50,000	--	--
Total Shareholders' Equity	240,596	370,989	523,666
Working Capital	311,435	333,727	455,436

SUPPLEMENTARY CASH FLOW INFORMATION
(Unaudited)
(In thousands)

	Nine Months Ended

	March 31, 2015	March 31, 2014

Net cash provided by (used in) operating activities	$40,590	$(35,062)
Net cash used in investing activities	(25,329)	(39,454)
Net cash provided by financing activities	25,041	67,182
Net increase (decrease) in cash and cash equivalents	35,509	(7,578)

Cautionary Note Regarding Forward-Looking Information and Factors That May Affect Future Results

          The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This press release and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management's plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "will" and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products, future operating or financial performance or results of current and anticipated products, sales efforts, expenses and/or cost savings, interest rates, foreign exchange rates, the outcome of contingencies such as legal proceedings, and financial results. A list of factors that could cause our actual results of operations and financial condition to differ materially is set forth below, and these factors are discussed in greater detail under Item 1A -- "Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended June 30, 2014:

*	our ability to implement our 2014 Performance Improvement Plan, our ability to realize the anticipated benefits of our 2014 Performance Improvement Plan and/or changes in the timing of such benefits;
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whether we will incur higher than anticipated costs, expenses or charges related to the implementation of our 2014 Performance Improvement Plan or any additional restructuring or cost savings activities, and/or changes in the expected timing of such costs, expenses or charges;

*

decisions or actions resulting from our continued reexamination of our business, including implementing any additional restructuring activities, and the timing and amount of any costs, expenses or charges that may be incurred as a result, or the benefits anticipated to result from such decisions or actions;

*	our ability to realize benefits from the strategic investment made by affiliates of Rhône Capital L.L.C. in the Company;
*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, reduction in consumer traffic or demand, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to, levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, disruptions in travel, unfavorable changes in U.S. or international laws or regulations, diseases and pandemics, and political instability in certain regions of the world;

*	our reliance on license agreements with third parties for the rights to sell most of our prestige fragrance brands;
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our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands or raw materials and components for manufacturing of owned and licensed brands;

*

delays in shipments, inventory shortages and higher supply chain costs due to the loss of or disruption in our distribution facilities or at key third-party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact retailer and/or consumer confidence and demand, such as domestic or international recessions or economic uncertainty;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	our ability to successfully manage our inventories;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
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our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, (iii) successfully expand our geographic presence and distribution channels, and (iv) finance our growth strategy and our working capital requirements;

*

our level of indebtedness, our ability to realize sufficient cash flows from operations to meet our debt service obligations, preferred stock dividend requirements, and working capital requirements, and restrictive covenants in our revolving credit facility, second lien facility and the indenture for our 7 3/8% senior notes;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
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changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to ingredients or other chemicals or raw materials contained in products or packaging, or accounting standards or critical accounting estimates;

*	the success of our global Elizabeth Arden brand repositioning efforts and global business strategy;
*

the impact of tax audits, including the ultimate outcome of the pending Internal Revenue Service examination of our U.S. federal tax returns for the fiscal years ended June 30, 2010, 2011 and 2012, changes in tax laws or tax rates, and our ability to utilize our deferred tax assets and/or the establishment of valuation allowances related thereto;

*

our ability to effectively implement, manage and maintain our global information systems and maintain the security of our confidential data and our employees' and customers' personal information, including our ability to successfully and cost-effectively implement the last phase of our Oracle global enterprise system;

*	our reliance on third parties for certain outsourced business services, including information technology operations, logistics management and employee benefit plan administration;
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the potential for significant impairment charges relating to our trademarks, goodwill, investments in other entities or other intangible assets, including licenses, that could result from a number of factors, including such entities' or brands' business performance or downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein and other factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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